UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RMR Hospitality and Real Estate Fund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

RMR HOSPITALITY AND REAL ESTATE FUND
400 Centre Street
Newton, MA   02458

FOR IMMEDIATE RELEASE

For more information
Contact: Tim Bonang,
Investor Relations
617-796-8149

RHR RESPONDS TO PHILLIP GOLDSTEIN’S PROXY SOLICITATION

Newton, MA (February 13, 2007).  Tom O’Brien, President of RMR Hospitality and Real Estate Fund (AMEX: RHR), acting on behalf of RHR and its unanimous Board of Trustees, today sent the following letter to RHR shareholders:

Dear Shareholders:

The March 8 annual meeting is approaching and your vote on the enclosed blue proxy card is important.

Some of you may have received a solicitation and a proxy card from hedge fund manager Phillip Goldstein and his Bulldog Investors fund.  For the reasons stated below, we urge you to reject Mr. Goldstein’s efforts.

Goldstein’s History Of Self Interest

Mr. Goldstein claims to be pursuing benefits for all shareholders.  However, past actions at other companies indicate that Goldstein’s real interest may be to benefit himself.  Please consider the following:

•                  In 2006 Goldstein initiated a proxy contest at Seligman Select Municipal Fund.  Last October an agreement was entered to end that contest.  Mr. Goldstein and hedge funds he controls sold their shares to the Chairman of the Seligman Fund at a considerable premium above the market price.  In return, Goldstein agreed not to conduct a proxy contest at the Seligman Fund for 25 years.  This type of “green mail” only benefits Goldstein and his hedge funds, not other shareholders.

•                  In several cases, when Goldstein has managed to get elected to public funds’ boards, he has caused those funds to reduce their assets by self tender offers or otherwise.  These actions increase the funds’ expenses while Goldstein and his colleagues continue to receive large fees.  For example, Goldstein and his Bulldog colleagues on the board of the Mexico Equity and Income Fund pay themselves directors’ retainers which are more than 3 times the annual retainers and about 3 times the attendance fees paid to our trustees.

•                  In recent sworn testimony, Goldstein describes some of the tactics he uses to extract value from his target funds:  “I don’t really have a problem with paying out more than [the target company is] actually earning”.  Paying dividends in excess of earnings may allow hedge funds to sell out at a profit if the stock price “pops”, but we believe these Ponzi-like schemes are not in the best interests of investors.

Goldstein Bends The Rules

Goldstein’s past actions show he is unwilling to abide by the rules applicable to himself or the funds he controls.  For the following reasons, among others, we think he would not be a good person to serve on our Board:

•                  In January 2007, the Massachusetts Securities Division brought enforcement proceedings against Goldstein and his Bulldog funds to stop them from illegally soliciting investors.  This case is now pending.

•                  Based upon public reports of his purchases of our Company’s shares, it appears that Goldstein purchased shares for his personal account and then followed up with large purchases by a hedge fund he controls.  This type of “front running” seems intended to allow Goldstein to profit personally even if his investors do not.

•                  After Goldstein and his Bulldog hedge funds obtained control of the Mexico Equity and Income Fund, the S.E.C. filings by that fund admit that its audit committee does not have any member who qualifies as a financial expert, as required by stock exchange listing rules.

•                  A publicly reported 2004 decision by the New York State Division of Tax Appeals states that Goldstein, a New York resident, files his tax returns years after they are due and long after all extensions have expired.  We believe Goldstein’s personal misdeeds are an indication of the attitude he may adopt if he is elected to our Board.

Goldstein’s Campaign Of Smoke And Mirrors

The Goldstein Bulldog group claim that they have your interests at heart.  However, since last summer Goldstein and his colleagues have blatantly violated various provisions of the Trust Agreement under which we operate.  These violations burdened our company with added expenses, including several hundred thousand dollars of legal fees, and prevented our making certain potentially profitable investments.  Recently, after the damage was done, Goldstein has claimed he would partially comply with the Trust Agreement in order to help our Company save money on the litigation he caused!

In his latest solicitation to our shareholders Goldstein promises to begin a tender offer for our Company’s shares at 98% of NAV (net asset value) if he and his Bulldog colleague are elected.  However, he has carefully conditioned this offer on the absence of any “legal impediment” — this is a condition Goldstein well knows he will not be able to meet.

Your Board = Your Interests

Our management team and trustees have personally invested significant amounts of their own money in our Company shares.  We bought our shares at public market prices, without any discounts or special concessions.  The regular dividends which we receive from our shares are much greater than the management fees we are paid.  In short “we eat our own cooking”.  The interests of our management and Board are closely aligned with those of our shareholders.  These interests are not well served by hedge fund investors like Goldstein and his Bulldog fund who we believe want to extract a quick profit and then move on to their next target.

I strongly urge you not to sign any proxy you may receive from Mr. Goldstein or Bulldog Investors.  Instead, I urge you to sign and date the blue proxy enclosed with this letter and return it in the envelope provided.  Even if you have previously signed a Goldstein/Bulldog proxy, you should sign, date and return the enclosed blue proxy; you have the right to change your vote and only the latest dated proxy counts.

If you have any questions about this matter, please call our proxy solicitation firm: Innisfree M&A Incorporated toll free at 1-888-750-5834.

Thank you for your time and attention.

Sincerely,

/s/ Thomas M. O’Brien
President

(end)